Exhibit 10.1

EXECUTION COPY

ANDRE FERNANDEZ

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of July 8, 2020, is made and entered into by you, Andre Fernandez on behalf of yourself, your heirs, spouse, executors, administrators, successors and assigns (collectively referred to as “you”) and NCR Corporation, on behalf of itself, its divisions, subsidiaries, parents, affiliates, related companies, predecessors, successors, assigns, and their respective officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “NCR” or the “Company”).

In consideration of the mutual covenants in this Agreement, including your continued employment by the Company and your corresponding services to the Company, and the Separation Pay specified below, the parties hereby agree as follows. Under law, you may consider the terms of this Agreement for a period of 21 calendar days following its provision to you on approximately July 8, 2020; if you do not indicate your acceptance of its terms by 5:00 p.m. Eastern Standard Time on the 21st day by signing it and returning it to Debra Bronder, at [***], NCR’s offer to enter this Agreement shall immediately terminate and cease to be of effect, without further notice or action on NCR’s part, and the Agreement shall then be incapable of being accepted. If you accept the terms of the Agreement, under law you have 7 days to revoke your acceptance, as set forth below.

1.	Employment Period.

a.

You and NCR agree that you will continue to remain an employee of the Company from the date of this Agreement through and including October 1, 2020 (the “Employment Period”), except that (i) NCR may extend the Employment Period by mutual agreement in writing between NCR and you, (ii) you may terminate your employment for any reason on or before the end of the Employment Period, and (iii) NCR may terminate your employment at any time for “Cause” (as defined in Section II(d)(A) through (D) of the NCR Executive Severance Plan as in effect on the date of this Agreement (the “NCR Executive Severance Plan”)) or if you materially breach the provisions of this Agreement, without the same being cured within ten (10) days after being given written notice thereof. Your last day of employment pursuant to this Section 1(a) is referred to herein as your “Separation Date” and the Employment Period shall terminate as of the Separation Date.

b.

If your employment terminates pursuant to Section 1(a)(ii), NCR shall have no further obligations to you hereunder or otherwise in connection with or following such termination, other than the obligation to pay (A) the Separation Pay and benefits described in Section 3 below, (B) accrued base salary through the Separation Date at the reduced rate provided herein, and (C) to the extent required by NCR policy, benefits plans and/or programs (collectively, “Programs”), any vested benefits payable pursuant to the terms of the Programs (“Vested Benefits”).

c.

If your employment terminates pursuant to Section 1(a)(iii), you will only be eligible to receive (A) accrued base salary through the Separation Date at the reduced rate provided herein, and (B) to the extent required by NCR policy, benefit plans and/or programs (collectively, the “Programs”), any vested benefits payable pursuant to the terms of the Programs (“Vested Benefits”). Without limitation, you will not receive the Separation Pay and benefits described in Section 3 below. All NCR unvested equity awards will be forfeited and deemed cancelled effective on your termination date, and NCR shall have the remedies set forth in Section 8 hereof.

In addition, NCR shall retain all rights hereunder and under the Programs and applicable law to repayment of all amounts previously paid or due to be paid to you, and NCR shall have no further obligations to you hereunder or otherwise in connection with or following such termination. Without limitation, you will not be deemed to have terminated employment due to retirement for purposes of the Programs.

d.

In its sole discretion, NCR may elect to place you on “garden leave” at any time during the Employment Period, in which case you shall not be required to provide any additional services while such garden leave remains in effect during the Employment Period, and you will not be expected to come to NCR’s premises or functions absent a specific request during such time. During the Employment Period, except at the request of the Chief Executive Officer, you will not act or communicate on behalf of or bind NCR, whether externally or internally.

e.

During the Employment Period (i) you shall assist with the transition of your prior duties to designated leader(s) as directed by NCR, (ii) as of July 13, 2020 you shall have the title of Senior Advisor and you shall no longer serve as Executive Vice President or Chief Financial Officer, (iii) you shall perform such other services and duties relative to such projects as NCR shall reasonably determine, (iv) except as otherwise provided in this Agreement, you shall devote substantially all of your attention and time during normal business hours to the Company, and (v) you shall not provide services, directly or indirectly, in any capacity (including, without limitation, as an employee, consultant, contractor, owner, or member of a board of directors) to any person, firm, association, partnership, corporation, or entity other than the Company, absent permission from NCR’s Chief Executive Officer, other than as a member of the board of directors of an entity that is not a Competing Organization.

f.

During the Employment Period (i) the Company shall continue to pay you your reduced base salary at the rate of $312,500 per annum, subject to applicable tax and other payroll deductions and withholdings, and (ii) except as otherwise provided herein you shall be eligible to participate in the Programs to the extent provided under the Program terms, except that (A) unless otherwise determined by the NCR Board of Directors or appropriate Committee thereof, effective July 13, 2020 you will no longer participate in the Amended and Restated NCR Change in Control Severance Plan, the executive financial planning program and the executive medical examination program, and (B) you will participate in the NCR Executive Severance Plan only to the extent expressly provided herein, and you will receive no rights, monies or values under these plans other than what is expressly provided herein.

g.

You agree that, except as specifically provided in Section 3 hereof with respect to the terms of the NCR Executive Severance Plan, you shall not be entitled to (i) any severance payments or other severance benefits under any NCR Program, agreement or arrangement, (ii) any cash bonuses or other short-term incentive compensation, (iii) any new equity awards or other new long-term incentive awards, (iv) any increased or additional benefits or payments under any NCR Program, agreement or arrangement as a consequence of a “change in control” of NCR (as defined in any of the foregoing) occurring during or after the Employment Period, or (v) any amount with respect to accrued vacation time unused by you.

2.            Separation Date and Last Day Worked. Your employment with the Company shall automatically terminate at the earliest of (i) the Separation Date, (ii) the date that is one business day prior to your commencement of services, directly or indirectly, in any capacity (including, without limitation, as an employee, consultant, contractor, owner, or member of a board of directors, but not including a board of directors of an entity that is not a Competing Organization) to any person, firm, association, partnership, corporation, or entity other than the Company, which commencement shall constitute a termination under Section 1(a)(ii) effective as of such date. Except as otherwise provided herein, your departure will not constitute a termination due to retirement for purposes of the Programs.

3.            Separation Pay. In exchange for your promises as set forth in this Agreement, and your executing (and not revoking) this Agreement and the release contained in it, and subject to your compliance with the restrictive covenants, such as non-competition, non-recruiting, non-solicitation and confidentiality (as applicable), set forth below, NCR agrees to pay you in the event of your termination for any reason other than described in Section 1(a)(iii) above:

a.

NCR agrees to pay you a sum in the gross amount of $2,449,375.00 (before applicable tax and other payroll deductions and withholdings) (“Separation Pay”) consisting of (I) a payment of $937,500.00, which pursuant to the NCR Executive Severance Plan is equal to 1.5 times one year’s base salary plus your 2020 target bonus of $1,171,875.00 and (II) additional severance in the amount of $340,000.00 (In the event of any conflict, ambiguity or dispute, the numerical amount of the Separation Pay set forth in this Section shall control over any particular length of time or other measure). Provided that you satisfy all requirements of Section 3 hereof, your Separation Pay will be paid to you via lump sum within thirty days after your Separation Date;

b.

Except as otherwise specified in Exhibit A, you are further entitled to “prorated vesting” (as such provision is defined in each corresponding Long Term Incentive Equity Award Agreement (each an “Award Agreement”)) as of the termination of the Employment Period in any unvested and outstanding Long Term Incentive Equity Awards to the extent required by the applicable Award Agreement, and for this purpose any resignation by you under Section 1(a)(ii) hereof will have the same treatment under the Award Agreements as an involuntary termination of your employment by NCR other than for “Cause.”

c.

You are also entitled to certain COBRA benefits and outplacement services specified under the NCR Executive Severance Plan and NCR agrees to pay COBRA premiums for up to eighteen (18) months after the end of the Employment Period or such shorter time provided under the NCR Executive Severance Plan. You are also entitled to senior executive level outplacement services for a period of one year after the end of the Employment Period. Should you wish to use outplacement services, you must contact Karen Hamilton at [***] and initiate such services within one hundred twenty days of your Separation Date (and in no event later than December 30, 2020).

d.

NCR agrees to provide reimbursement for up to a maximum of $35,000 of your expenses for relocation including costs for early termination (or continued payment) of your residential lease in Atlanta and coordination and shipment of household goods to your primary residence in Connecticut. Relocation benefits will be coordinated through Global Mobility and its designated relocation service providers or such other relocation provider agreed by the parties. All benefits provided to you or on your behalf will be reported as income on your Form W2 as appropriate under IRS rules and grossed up for all relevant income taxes. All payments under this paragraph shall be made no later than March 15, 2021.

4.            Equity Awards. Except as otherwise provided in Section 3, Exhibit A, this Section 4 or in any other provision of this Agreement, vesting and payout of your exiting equity awards, whether time-based, performance-based, or performance vesting, and any other equity awards (if any), will continue to be governed by the terms of the Award Agreement and the NCR Stock Incentive Plan under which each grant was made. Payouts of performance-based equity awards are subject to and conditioned upon the Compensation and Human Resource Committee’s certification that all applicable performance goals have been satisfied.

Upon request the Human Resources Department will make available to you a non-binding estimate of equity values under your Award Agreements, using an arbitrarily selected stock price. Notwithstanding the foregoing (A) if at any time prior to October 1, 2020 you resign from your NCR employment, or if your NCR employment is terminated by NCR before that date other than pursuant to Section 1(a)(iii) hereof, you are entitled to “prorated vesting” (as such provision is defined in each corresponding Award Agreement) as of the termination of the Employment Period to the extent required by the applicable Award Agreement, and for this purpose any resignation by you under Section 1(a)(ii) hereof will have the same treatment under the Award Agreements as an involuntary termination of your employment by NCR other than for “Cause,” and that otherwise any vesting, if any, will occur only to the extent provided under the terms of the various Award Agreements and the applicable Stock Plan; you understand that in such instance you will receive less value than would be the case if you remain employed through such date, and (B) if your employment terminates pursuant to Section 1(a)(iii) hereof, all of your outstanding and unvested equity awards will be forfeited and deemed cancelled on your Separation Date.

5.            Cancellation of Payments and Benefits. If (a) you materially violate any of the terms of this Agreement, or (b) NCR terminates your employment for “Cause” as defined in Section II(d)(A)-(D) of the NCR Executive Severance Plan, without the same being cured within ten (10) days after being given written notice thereof, then in each case, in addition to all other remedies NCR may have at law or in equity, you agree to promptly upon notice reimburse NCR the Separation Pay in the full amount in which it has been paid, including the amount of any taxes or other items withheld with respect to any of the foregoing amounts to the extent NCR cannot otherwise recover such amounts. You acknowledge that a violation or termination specified in this Section 5 shall cause you to forfeit any unpaid Separation Pay, equity awards and other benefits under this Agreement. NCR’s remedies for a violation or termination specified in this Section 5 shall also include but shall not be limited to (i) all remedies set forth in Section 8 hereof, (ii) all remedies set forth in the Award Agreements and the Programs, and (iii) all other remedies available at law or equity. The Company represents and warrants that as of the date of this Agreement, it is not aware of any facts, events, or allegations that, if true and accurate, could constitute “Cause.”

6.	Releases.

a.

In exchange for the consideration provided to you in this Agreement, you hereby waive and release and forever discharge NCR and its respective past and present directors, managers, officers, shareholders, partners, agents, employees, attorneys, servants, parent corporations, subsidiaries, divisions, limited partnerships, affiliated corporations, joint ventures, acquired corporations, predecessors, successors and assigns, and each of them, separately and collectively (“Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and/or now have against any Releasees including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from NCR, to any services performed for NCR, to any status, term or condition in such employment, to any compensation allegedly due you from NCR, or to any physical or mental harm or distress from such employment or non- employment, all to the extent allowed by applicable law. This includes, but is not limited to, claims based on express or implied contract or corporate policies, covenants of good faith and fair dealing, wrongful discharge, claims under any federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes- Oxley Act of 2002, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, including all amendments to the foregoing statutes, claims for violation of public policy, damages in tort, or claims under the common law; and claims for any other compensation or damages or attorneys’ fees.

Except as expressly set forth herein, you understand that this Agreement includes a release of all known and unknown claims to the date of this Agreement and is specifically intended to be as broad as allowed by law.

b.

Nothing in this Agreement will prohibit you from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state or local civil rights agency, from filing complaints or claims with other governmental agencies such as but not limited to the Securities and Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”) or Department of Justice (“DOJ”), from participating in a proceeding before any appropriate federal, state or local governmental agency, or from cooperating with any such agency in its investigation, but you agree and understand that you are waiving, and hereby do waive, any right to monetary compensation and any other relief if any such agency elects to pursue any such claim, whether on your behalf or otherwise. Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws.

c.

In addition, nothing in this agreement shall be construed to waive any right or claim: (i) to indemnification under applicable corporate law, the by-laws or certificate of incorporation of the Company, any agreement between you and the Company or any Affiliate or any Company benefit plan, (ii) to any applicable directors and officers insurance coverage in accordance with the terms thereof, or (iii) to enforce this Agreement, including the payments and benefits in Sections 1, 3 and 4.

d.

The Company represents and warrants that as of the date of this Agreement, it is not aware of any claims, charges, violations, liabilities, or causes of action of whatsoever kind, (“Company Claims”) that the Company may have against you except to the extent the Company has provided you with prior written notice of a Company Claim.

7.        Covenant Not to Sue. You agree that you will not commence, aid, or maintain any action or other legal proceeding based upon any claim arising out of or related to the matters released in this Agreement, except for the purpose of enforcing this Agreement.

8.        Post-Employment Restrictive Covenants. During your employment with NCR, you had access to and knowledge of NCR Confidential Information, including trade secrets, not known to, or readily ascertainable by, the public or competitors. You acknowledge that unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of NCR’s Confidential Information can place NCR at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of the knowledge of and access to NCR’s Confidential Information that you have acquired, you will be in a position to compete unfairly with NCR following the termination of your employment. Therefore, for the purpose of protecting NCR’s business interests, including the Confidential Information, and the goodwill and stable, trained workforce of NCR, and in exchange for the benefits and consideration provided to you under this Agreement, you agree that, for a twelve-month period after your Separation Date (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period) (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR, which may be withheld or granted in that individual’s sole discretion:

(1)

Non-Recruit - Directly or indirectly (including by assisting third parties) recruit or solicit, or attempt to recruit or solicit any employee of NCR, induce or attempt to induce any employee of NCR to terminate his or her employment with NCR, or refer any such employee to anyone outside of NCR for the purpose of that NCR’s employee’s seeking, obtaining, or entering into an employment relationship or into an agreement to provide services, provided, however, the foregoing shall not be violated by your serving solely as a reference for an employee of the Company;

(2)

Non-Solicitation - Directly or indirectly (including by assisting third parties), solicit or attempt to solicit the business of any NCR customers or prospective customers with which you had Material Contact (as defined in below) during the last two years of your NCR employment for purposes of providing products or services that are competitive with those provided by NCR;

(3)	Non-Competition - Perform services, directly or indirectly, in any capacity (including, without limitation, as an employee, consultant, contractor, owner or member of a board of directors):

(i)	Of the type conducted, authorized, offered, or provided by you on behalf of NCR during the two years prior to termination of your NCR employment;

(ii)

In connection with NCR Competing Products/Services (as defined in below) that are similar to or serve substantially the same functions as those with respect to which you worked during the two years prior to termination of your NCR employment or about which you obtained trade secret or other Confidential Information;

(iii)

Within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the two years preceding your termination; in view of your executive and global responsibilities at NCR, your territory is deemed to be the world; and

(iv)	On behalf of a Competing Organization (as defined below).

A.	Definitions.

(1)

“Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR, (b) whose dealings with NCR were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (d) who receives products or services authorized by NCR, the sale or provision of which results, resulted or, with regard to prospective customers, would have resulted in compensation, commissions, or earnings for you within the two years prior to the date of your termination.

(2)

“Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR (including, without limitation, products, services or activities in the planning or development stage during your NCR employment) at the time of your separation from NCR and during the two years prior to termination of your NCR employment.

(3)

A “Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals with regard to one or more Competing Products/Services identified on the NCR “Competing Organization List” below.

(4)

The NCR “Competing Organization List” included below identifies the companies that meet the definition of Competing Organization for purposes of this Agreement and will supersede and replace any Competing Organizations List provided in your August 27, 2018 Letter Agreement with NCR and the Award Agreements and any other documents. Upon reasonable request by you, NCR’s Chief Executive Officer may determine in his sole discretion that a particular organization may be deemed excluded from the below Competing Organization List for purposes of this Agreement. NCR’s Competing Organization List for purposes of this Agreement is the following, including the subsidiaries and affiliates of each (but shall not include any such company or its subsidiaries for which you provide services solely as a result of an acquisition, merger, business combination or similar event with respect to a Competing Organization by your then current employer): ACI Worldwide, Acuative, Agilysys, Altametrics, Appetize, Aptos, Diebold Nixdorf, Dimension Data/NTT, FIS, Fiserv (includes First Data and Clover), Fujitsu, Getronics, Gilbarco Veeder-Root, GK Software, Global Payments, HP Inc., Infor, Jack Henry & Assoc., Tenemos AG, Korala Associates Ltd., Lavu Inc., LOC Software, Manhattan Associates, Hyosung TNS, NSC Global, Office Depot (Compucom), Open Table, Oracle, PAR Technology, Flooid, Q2, Qu, Revel Systems, Square, Tillster, Toast, Inc., Toshiba TEC, Toshiba Global Commerce Solutions, Unisys, Upserve (Breadcrumb), Zebra Technologies Corp.

B.

Consideration. You acknowledge that you would not receive the benefits and consideration provided under this Agreement but for your consent to abide by, among other things, the post- employment restrictive covenants provided in this Section 8 (the “Post-Employment Restrictive Covenants”), and your agreement to them is a material component of the consideration for this Agreement.

C.

Remedies. You agree that, if you materially breach any of the provisions of this Agreement, without the same being cured within ten (10) days after being given written notice thereof: (i) NCR shall be entitled to all of its remedies at law or in equity, including money damages and injunctive relief; (ii) in the event of such material breach prior to any vesting of Stock Units and options (as defined in the governing Award Agreement), in addition to NCR’s other remedies, all such unvested equity awards under NCR Stock Plans will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the fair market value of any such equity awards that vested during the 18 months prior to the date of your employment termination (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the shares associated with any such equity award; and (iii) NCR shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any such breach.

D.

Subsequent Employment. You agree that, while employed by NCR and for one year thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.

E.

Tolling. You agree that the Restricted Period shall be tolled and suspended during and for the pendency of any violation of its terms and for the pendency of any legal proceedings to enforce the Post-Employment Restrictive Covenants and that all time that is part of or subject to such tolling and suspension shall not be counted toward the 12-month duration of the Restricted Period.

F.

Severability. Each clause of this Section constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR’s interests. If any part or clause of this Section is held unenforceable, it shall be severed and shall not affect any other part of this Section or this Agreement.

9.          Acknowledgment of Certain Terms. You acknowledge and agree that the time, territory and scope of the Post-Employment Restrictive Covenants in this Agreement are reasonable and necessary for the protection of NCR’s legitimate business interests and that they appropriately protect NCR’s Confidential Information. You acknowledge that each clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR’s interests. You acknowledge that you have had a full and fair opportunity to be represented by counsel with respect to this Agreement and to consider these restrictions prior to your execution of it. Subject to the terms of this Agreement, you further acknowledge and agree that NCR has properly paid you for all work performed up through and including the date of this Agreement, and that you have no other wages, salary, reimbursements, or other monetary claims as of the date of this Agreement (and you acknowledge that pursuant to the terms of this Agreement that any such claims are waived). You acknowledge and agree that this Agreement does not constitute an admission by NCR of any liability or wrongdoing, and that NCR has no improperly retaliated against you for otherwise protected activity, if any.

10.        Confidential Information and Trade Secrets; Limitations. You warrant and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as an NCR employee, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of NCR, which may be granted or withheld in NCR’s sole discretion, for any reason or no reason. You affirm your existing obligation that you will not utilize (or assist others in utilizing) in any way the trade secrets of NCR that were either developed by you or learned by you during your employment by NCR, nor any trade secrets of NCR that others may have shared with you.

a.            As used in this Agreement, “Confidential Information” means information or material belonging to NCR (including, without limitation, trade secrets and information about the Company’s business, operations, customers, employees, and industry relationships), which is of value to NCR and which is not publicly known. Examples of Confidential Information are, without limitation, personal or private information shared with you by NCR officers, executives or employees or as to which you have otherwise come into possession, whether through your job duties or otherwise, including but not limited to financial information, reports, and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans, including but not limited to pricing, proposals, and product introductions; customer lists and information; and business plans, prospects, opportunities, and possible acquisitions or dispositions of businesses or facilities that have been discussed or considered by the management of NCR.

Confidential Information includes information you developed during your employment with NCR and information to which you may have had access during your employment. Confidential Information also includes the confidential information of others with whom NCR has a business relationship including customers and partners. Confidential Information does not include information in the public domain, unless such information entered the public domain as a result of any action or omission by you or due to a breach of your obligations of this Agreement or your NCR duties by you or those acting at your direction or control.

b.        Notwithstanding the foregoing non-disclosure provisions, this Agreement does not prohibit you from reporting possible violations of the law to government agencies including without limitation the DOJ, SEC or EEOC, nor shall any provision of this Agreement be interpreted or construed to prohibit you from filing claims or making disclosures protected under the so-called whistleblower provisions of applicable laws; you do not need the prior authorization of anyone at NCR to make any such claims or disclosures and you are not required to notify the company that you have made such claims or disclosures. Nothing in this Agreement is intended to, or shall prevent, impede or interfere with your providing testimony and information during an investigation or proceeding authorized or required by law and/or conducted by a governmental agency or entity possessed of jurisdiction. Further, nothing in this Agreement is intended to or shall preclude you from providing testimony or information in response to a valid subpoena, court order or discovery request in any public proceeding, provided, to the extent permitted by law, you have provided to NCR as much notice as practicable of any such compelled disclosure, to enable NCR to seek to limit, condition or quash such testimony or disclosure.

11.        Non-Disparagement. You agree to refrain, on a permanent basis, from taking actions or making statements, written or oral, that disparage or defame the business, goodwill, character or reputation of NCR (including its directors, officers, executives, shareholders, subsidiaries, parent companies, and employees), and from taking actions or making statements that could adversely affect NCR’s relationships with its customers, vendors or other business partners. Notwithstanding the foregoing, nothing in this Section 11 shall prevent you from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place, (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you, or (C) for the purpose of rebutting any statements made by the Company or its directors or executive officers. NCR agrees to instruct its directors and executive officers to refrain, on a permanent basis, from taking actions or making statements, written or oral, that disparage or defame your business, goodwill, character or reputation, and from taking actions or making statements that could adversely affect your relationships with your customers, vendors or other business partners. The obligations in this Section shall remain subject to, and not override, the provisions of Section 6(b) above.

12.        Return of NCR Property. In the case of any termination of your employment, by your Separation Date you agree to return to NCR (to the attention of either Debra Bronder or Karen Hamilton) all NCR property, equipment, documents, files and materials (other than documents pertaining to your personal benefits). You acknowledge that full and complete return of such property, in undamaged condition, is a material and non-waivable condition that must be satisfied prior to your receiving any benefits under this Agreement, including but not limited to your Separation Pay. NCR property includes but is not limited to, the following materials, if applicable, provided to you in the course of your employment with NCR or otherwise obtained by you: NCR computers, mobile phones, hardware and software, portable media and storage devices, keys, NCR identification cards and badges, any computers and peripherals; any cellular/mobile phones, personal digital assistants, or other similar devices; other hardware and software of any kind; portable media devices or storage devices; all manuals and documentation; any telephone calling cards; keys; NCR identification cards or badges; any credit cards; and all tangible written or graphic materials (and all copies) generated or received by you in connection with, or relating in any way to NCR’s business, including documents, investigation reports, emails, manuals, computer files, computer backups, customer lists, marketing plans, sales outlooks and projections, product evaluations, and reports of any kind, provided, however, you shall be permitted to retain, as your own property, copies of your individual tax records relating to your individual NCR compensation and your individual NCR employee benefits and your individual personnel records (excluding in each case any such records maintained by the Company), and you shall be permitted to retain those portions of your personal address book that contain only your individual personal contact information unrelated to NCR business or NCR business contacts.

The foregoing (excluding the specific individual property you are permitted to retain as your personal property pursuant to the preceding sentence) includes all NCR data, email, information and documents on your computers, your telephones, and on any portable media or storage devices, even if such devices are personally owned by you and not by NCR; in connection with the return of your computer, the hard drive must be returned intact and unaltered, without the removal or erasure of any data or files. Any breach of these provisions shall entitle NCR to all its remedies at law and equity, including but not limited to reimbursement of the Separation Pay and damages.

13.        Assistance. You agree that, subject to reimbursement by NCR of your reasonable costs and expenses, including your time (other than for actual testimony, which shall not be compensated), you will cooperate fully with NCR and its internal and external counsel with respect to any matter (including but not limited to litigation, investigations or administrative proceedings) that relates to issues or subjects with which you were or may have been involved during your employment with NCR or with respect to which you have unique knowledge, on a reasonable basis, taking into account your then-current employment and personal responsibilities. You further agree to notify NCR’s General Counsel immediately upon your being asked to assist or supply information to any person or entity regarding any civil claim or possible claim against NCR or any of its officers, directors, or employees, unless expressly prohibited by applicable law or by a law enforcement agency, and also to give such notice in the event you do in fact assist or supply information to any such person or entity, unless expressly prohibited by applicable law or by a law enforcement agency.

14.        Specific Disclosures Regarding Trade Secrets. Under the Federal Defend Trade Secrets Act of 2016: (A) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (B) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

15.        Legal Fees. NCR will reimburse you for up to $10,000 of reasonable, documented legal fees incurred in connection with your review and acceptance of this Agreement. Such documentation must be submitted to Deb Bronder no later than October 15, 2020 and will be reimbursed no later than November 15, 2020.

16.        Notices. All notices required hereunder will be in writing and will be deemed given upon the following business day if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmation) or five (5) business days after deposit in the U.S. Mail, certified with return receipt requested. All notices will be addressed as follows:

If to you: Andre Fernandez [***]	If to NCR: NCR Corporation 864 Spring Street NW Atlanta GA 30308 Attn: General Counsel

With a copy via electronic mail to: law.notices@ncr.com

or to such other address as either party will have furnished to the other in writing.

17.        Arbitration, and Class, Collective, and Representative Action Waiver. You and NCR (collectively, “The Parties”) agree that any controversy or claim arising out of or related to this Agreement and/or with respect to your employment with NCR shall be resolved by binding confidential arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors or agents. Notwithstanding the foregoing, the following disputes and claims are not covered by this Arbitration provision and shall therefore be resolved in any appropriate forum as required by the laws then in effect: claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; claims for temporary or preliminary injunctive relief (including a temporary restraining order) in aid of arbitration or to maintain the status quo pending arbitration; and any other dispute or claim that has been expressly excluded from arbitration by statute. The Parties further agree that in the event of a breach of this Agreement, NCR or you may, in addition to any other available remedies, bring an action in a Court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration; and, in such instance, shall not be required to post a bond. If any portion of this Arbitration provision is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section. In addition:

a.        The Parties agree that any demand for arbitration shall be filed within two years from the date of the circumstances giving rise to the claim, or if such circumstances were not capable of discovery by diligent effort, then two years from the date such circumstances should have been discovered, or the claim shall be barred. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (available at www.ADR.org) to the extent not inconsistent with the terms of this Agreement. The arbitrator shall allow discovery in the form of: (1) the mutual exchange of documents (as defined under the Federal Rules of Civil Procedure) pertaining to the claim being arbitrated and for which there is a direct and demonstrable need; and (2) up to three depositions by each party. Upon good cause shown, in a personal or telephonic hearing, the arbitrator may allow additional, non-burdensome discovery. The arbitrator shall balance the likely importance of the requested materials with the cost and burden of the discovery sought, and when disproportionate, the arbitrator may deny the request(s) or require that the requesting party advance the reasonable cost of production to the other side. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, and the arbitration shall be held in the metropolitan Atlanta, Georgia area, unless the parties mutually agree to a different site. The arbitration shall be held before a single arbitrator who is an attorney licensed to practice law for at least ten years and who is a former judge. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. The Parties agree that nothing in this Agreement relieves them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.

b.        Class, Collective and/or Representative Action Waiver. To the maximum extent permitted by law (i) all claims under this Agreement must be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding; (ii) no claims may be brought or maintained on a class, collective or representative basis either in Court or in arbitration, notwithstanding the rules of the arbitral body; (iii) such claims will be decided on an individual basis in arbitration pursuant to this Agreement; and (iv) the Parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class action or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by or against other individual(s), unless agreed to in writing by the Parties (you, NCR, and the other individual(s)). Any issue concerning the validity of this class, collective or representative action waiver, and whether an action may proceed as a class, collective or representative action, must be decided by a Court, and an arbitrator shall not have authority to consider the issue of the validity of this waiver or whether the action may proceed as a class, collective or representative action. If, for any reason, this class, collective and/or representative action waiver is determined to be unenforceable, then the class, collective or representative claim may proceed only in a Court of competent jurisdiction and may not be arbitrated. No arbitration award or decision will have any preclusive or estoppel effect as to issues or claims in any future dispute. THE PARTIES ACKNOWLEDGE THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL.

18.        Other Terms. You agree and acknowledge that (a) the rights and benefits provided to you under this Agreement are personal to you and no such right or benefit will be subject to alienation, assignment or transfer except as required by law; provided, however, that in the event of your death or disability following the Separation Date, the rights and benefits under this Agreement shall inure to the benefit of your respective heirs, executors and administrators, successors, and nothing in this Section will preclude you from designating a beneficiary or beneficiaries to receive any benefit that by its terms or applicable plan rules is payable on your death, (b) this Agreement is not intended to, and shall not, benefit any person or entity not expressly identified herein as an intended beneficiary, and there are no implied third-party beneficiaries under this Agreement, (c) NCR may seek any remedies available to enforce the provisions contained in this Agreement, including actual damages and seeking any injunctive relief to enjoin further violation or for specific enforcement of this Agreement, and in any such instance relating to a request for equitable relief NCR shall not be required to post a bond, (d) to the extent that any portion of this Agreement may be held by a competent tribunal to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect, and, any such provision so held to be invalid or legally unenforceable shall be deemed revised by the tribunal so as to be rendered enforceable, in a fashion calculated to achieve the intent of the parties expressed in this Agreement to the greatest extent possible; (e) the failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, will in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement; and (f) this Agreement may be executed simultaneously in two or more counterparts, each of which will be an original and constitute one and the same agreement.

19.        Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without regard to its principles of conflicts of laws.

20.        Taxes and Section 409A Compliance. NCR may withhold from any amounts payable under this Agreement all Federal, State, city or other taxes as NCR is required to withhold pursuant to any applicable law, regulation or ruling. The consideration provided under this Agreement is intended to be exempt from or in full compliance with the provisions of Section 409A of the Internal Revenue Code and this Agreement shall be administered in a manner consistent with this intent. Notwithstanding any other provision of this Agreement, NCR shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of your separation from Service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit due pursuant to this Agreement on account of your separation from service, to the extent such payment constitutes nonqualified deferred compensation subject to Code Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Code Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of Employee’s separation from service, or (ii) if earlier, the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind due under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by you, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year. Each payment in a series of payments due hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

21.        Entire Agreement. You and NCR agree that this Agreement constitutes the complete understanding between you and NCR regarding its subject matter and that there are no other promises or agreements, express or implied, between you and NCR relating to that subject matter. This Agreement fully supersedes and replaces all prior agreements, communications, correspondence or understandings, if any, whether written or oral between you and NCR on the subject matter of this Agreement, except that nothing herein shall be deemed to supersede, modify or extinguish NCR remedies under the Programs or under other agreements between you and NCR relating to other matters, such as but not limited to Award Agreements and intellectual property ownership agreements, and the terms of the Programs relating to NCR remedies and the terms of such other agreements relating to NCR remedies shall continue in full force and effect.

22.         Acknowledgements.

You further agree that:

◾	You have read this Agreement and understand all of its terms;

◾	You understand that this agreement includes a waiver of claims of age discrimination under the Age Discrimination in Employment Act;

◾	You are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;

◾	This Agreement does not release claims that may arise in the future;

◾	You have been advised to consult an attorney regarding this Agreement;

◾

You have twenty-one (21) calendar days to consider this Agreement and you will have seven (7) calendar days to revoke the Agreement after you sign it. If you want to revoke it, you must deliver a written revocation to NCR at the notice address set forth in Section 15 above, within seven (7) days after you sign the Agreement. If you do not revoke it, the Agreement will become effective on the eighth day after you sign it;

◾	The promises contained in this Agreement are consideration for your signing this Agreement and represent payments and other benefits that you are not otherwise entitled to receive from NCR.

THIS AGREEMENT IS EFFECTIVE AS OF THE LAST DATE SIGNED ON THIS SIGNATURE PAGE.

SIGNED:

Andre Fernandez	NCR Corporation

/s/ Andre Fernandez	/s/ James M. Bedore
James M. Bedore

Its Executive Vice President, General Counsel and Secretary

Date: July 8, 2020

Date: July 9, 2020

Exhibit A	Execution Copy
FERNANDEZ, ANDRE J

LTI Treatment at Separation

			Separation Date	10/1/2020

RESTRICTED STOCK and STOCK OPTIONS
								Estimated Shares to be	Estimated* Distribution**
Grant	Award	Vesting	Granted	Current	Vested	Vested/Distributed	Exercise	Forfeited**
Date	Type	Treatment*	Total	Unvested	Options	RSU’s	Price	Shares	Shares	Date* **

09/01/18	Time-Based RSU	Full Vesting	105,597	70,398	0	35,199	0.00	-	70,398	Fully vested on Separation Date

02/08/19	Performance RSU	Pro-rated vesting in accordance with the applicable Award Agreement based on the number of days actively worked by you, except that the 2021 tranche (61,079 shares) will vest in full on 2/8/21 so long as your employment does not terminate on or before 8/8/20 under Section 1(a)(ii) or Section 1(a)(iii) of this Agreement.	183,239	122,160	0	61,079	0.00	61,081	61,079	February 8, 2021

02/12/20	Performance RSU	Pro-rated Vesting in accordance with the applicable Award Agreement based on the number of days actively worked by you.	42,080	42,080	0	0	0.00	33,135	8,945	2/12/2023, if there is a payout. Must be certified by the CHRC.

09/01/18	NQSO	Full Vesting	114,155	85,617	28,538	0	28.41	-	85,617	Fully vested on Separation Date. Exercisable for one year following Separation Date.

02/08/19	NQSO	Pro-rated vesting in accordance with the applicable Award Agreement based on the number of days actively worked by you, except that the 2021 tranche (43,424 option shares) will vest in full on 2/8/21 so long as your employment does not terminate on or before 8/8/20 under Section 1(a)(ii) or Section 1(a)(iii) of this Agreement. One year to exercise vested.	173,697	130,273	43,424	0	26.42	86,849	43,424	February 8, 2021. Exercisable for one year following Separation Date.

02/12/20	NQSO	Pro-rated vesting in accordance with the applicable Award Agreement based on the number of days actively worked by you, except that the 2021 tranche (110,403 option shares) will vest in full on 2/12/21 so long as your employment does not terminate on or before 8/12/20 under Section 1(a)(ii) or Section 1(a)(iii) of this Agreement. One year to exercise vested.	331,210	331,210	0	0	38.26	220,807	110,403	February 12, 2021. Exercisable for one year following Separation Date.

Total			949,978	781,738				401,872	379,866

* Notwithstanding anything in this Exhibit A to the contrary, awards 100% forfeited and cancelled if your employment terminates under Section 1(a)(iii) of this Agreement.

** Presumes no employment termination under Section 1(a)(ii) or Section 1(a)(iii) of this Agreement as described in Column D (as applicable). In the event of such a termination, share distribution will be less than the amount shown, or zero (in the event of a termination under Section 1(a)(iii) of this Agreement).

PLEASE NOTE: This is an estimate of your prorated equity at the time of your separation. Actual shares delivered will depend on the circumstances of your termination and the terms of this Agreement and your applicable Award Agreements. Actual shares delivered will also be net of taxes withheld.